LIFE PARTNERS HOLDINGS POSTS RECORD EARNINGS
-Company Exceeds Earnings Guidance -

WACO, TX — May 13, 2010 — Life Partners Holdings, Inc. (NASDAQ GS: LPHI), parent company of Life Partners, Inc., posted higher than expected earnings for its fiscal year ended February 28, 2010.  The company reported a 9% increase in revenues and a 7% increase in net income for its 2010 fiscal year over the same period of the prior year.  For the fiscal year, Life Partners reported revenues of $113 million compared to $104 million for its prior fiscal year.  Net income for the current fiscal year was $29 million, or $1.98 per share compared with net income of $27.2 million or $1.83 per split adjusted share during the previous fiscal year.

In addition, the company reported the resolution of all material litigation in which it was involved as well as a non-recurring, charge in the fourth quarter resulting from recognition of the decrease in market value of publicly traded securities held by the company.

LPHI Chairman Brian Pardo commented, “We received an unqualified opinion on Life Partners’ fiscal 2010 financial results, as well on the effectiveness of Life Partners’ internal control over financial reporting from Ernst & Young LLP, our independent registered public accountants.  In a year in which our industry contracted, we continued to grow and capture greater market share. There is no doubt that we are well positioned to focus on moving forward into a new era of growth for the company.”

Key Elements Reported:

FISCAL YEAR
	Ended 2-28-2010	Ended 2-28-2009
Revenues	$113 million	$104 million
Income from Operations	$ 47 million	$ 41 million
Pre-tax Income	$ 48 million	$ 42 million
Net Income	$ 29 million	$ 27 million
Earnings Per Share	$1.98 per share	$1.83 per share

BALANCE SHEET COMPARISON

	As of 2-28-2010	As of 2-28-2009
Current Assets	$38 million	$29 million
Current Liabilities	$12 million	$ 8 million
Current Ratio	3.1 : 1	3.8 : 1
Working Capital	$26 million	$21 million
Total Assets	$73 million	$52 million
Total Liabilities	$13 million	$ 8 million
Shareholder Equity	$60 million	$44 million
Return on Assets	47%	64%
Return on Equity	57%	81%

The company reported its financial results in Form 10-K filed with the Securities and Exchange Commission on May 12, 2010.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.” Since its incorporation in 1991, Life Partners has completed over 110,000 transactions for its worldwide client base of approximately 25,000 high net worth individuals and institutions in connection with the purchase of over 6,300 policies totaling over $2.4 billion in face value.

Visit our website at: www.lphi.com

LPHI-G

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. The statements in this news release that are not historical statements, including statements regarding the expectation of timely report filings are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

Contact:

Life Partners Holdings, Inc.
Shareholder Relations, 254-751-7797
info@lifepartnersinc.com

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